As filed with the Securities and Exchange Commission on February 4, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MINES MANAGEMENT, INC.

(Exact name of registrant as specified in its charter)

Idaho	91-0538859
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

905 W. Riverside Avenue, Suite 311

Spokane, Washington 99201

(Address of Principal Executive Offices)

2012 Equity Incentive Plan

(Full title of the plan)

James H. Moore Chief Financial Officer Mines Management, Inc. 905 W. Riverside Avenue, Suite 311 Spokane, Washington 99201 Telephone: 509-838-6050	With copies to: Deborah Friedman Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, Colorado 80202 Telephone: 303-892-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate	Amount of
to be Registered	Registered (1)	Share (2)	Offering Price	Registration Fee
Shares of Common Stock ($0.001 par value)	2,544,000	$1.175	$2,989,200	$407.73
Shares of Common Stock Underlying Issued Options	456,000	1.19	542,640	74.02
Total	3,000,000	—	$3,531,840	$481.75

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any securities that may be offered or issued pursuant to the Mines Management, Inc. 2012 Equity Incentive Plan as a result of adjustments for stock dividends, stock splits and similar transactions.

(2)         Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act.  The calculation of the registration fee is based upon (i) the average of the high and low prices of the Company’s common stock on February 4, 2013 as reported for such date on the NYSE MKT and (ii) the weighted average exercise price per share with respect to outstanding options.

PART I

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this Registration Statement omits the information specified in Part I of Form S-8.  The documents containing the information specified in Part I will be sent or given to the participants in the Mines Management, Inc. 2012 Equity Incentive Plan (the “Plan”) as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the SEC as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement, taken together, constitute a prospectus for the Plan that meets the requirements of Section 10(a) of the Securities Act.

As used in this Registration Statement, the term “Company” or “Registrant” refers to Mines Management, Inc. and its subsidiaries.

PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the SEC are hereby incorporated into this Registration Statement by reference as of their date of filing with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act of 1934, as amended (the “Exchange Act”)):

(a)                                 The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (File No. 001-32074), filed with the SEC on March 29, 2012;

(b)                                 The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 (File No. 001-32074), filed with the SEC on May 15, 2012, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012 (File No. 001-32074), filed with the SEC on August 14, 2012 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012 (File No. 001-32074), filed with the SEC on November 14, 2012;

(c)                                  The Company’s Current Report on Form 8-K (File No. 001-32074), filed with the SEC on June 19, 2012; and

(d)                                 The description of the Company’s common stock contained in the Company’s Registration Statement on Form 10-SB/A (File No. 000-29786) filed with the SEC on February 11, 1999  under Section 12(g) of the Exchange Act, including any subsequent amendment or report filed for the purpose of updating such description.

In addition, unless otherwise stated herein, all other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company is incorporated in the State of Idaho.  Sections 30-1-850 through 30-1-859 of the Idaho Business Corporation Act, as amended (the “Act”), provide that the Company may indemnify an individual who is a party to a proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, by reason of the fact that such person is a director or officer of the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and which was at least not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Unless ordered by a court under Section 30-1-854(1)(c) of the Act, the Company may not indemnify a director or an officer: (a) in connection with a proceeding by or in the right of the Company, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct under Section 30-1-851(1) of the Act; or (b) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

Pursuant to Section 30-1-856 of the Act, if the individual is an officer but not a director, the Company may indemnify such officer and advance expenses to such further extent as may be provided by the Company’s Articles of Incorporation or Bylaws, a resolution of the board of directors, or contract, except for (i) liability in connection with a proceeding by or in the right of the Company other than for reasonable expenses incurred in connection with the proceeding; or (ii) liability arising out of conduct that constitutes: (a) receipt by him of a financial benefit to which he is not entitled, (b) an intentional infliction of harm on the Company or its shareholders, or (c) an intentional violation of criminal law.  Such indemnification or advancement of expenses shall apply to an officer who is also a director if the basis on which he is made a party to the proceeding is an act or omission solely as an officer.  The Company may, by a provision in its Articles of Incorporation or Bylaws or in a resolution approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification in accordance with Section 30-1-851 of the Act or advance funds to pay for or reimburse expenses in accordance with Section 30-1-853 of the Act.  The Company may provide indemnification or advance expenses to a director or an officer only as permitted by Sections 30-1-850 through 30-1-859 of the Act.

The Company currently intends to indemnify its officers and directors to the fullest extent permitted Idaho law.  The Company’s Articles of Incorporation and Bylaws, as each have been amended from time to time, do not contain any additional provisions regarding indemnification of officers or directors.

Section 30-1-857 of the Act provides that the Company may purchase and maintain insurance on behalf of an individual who is a director or officer of the Company, or who, while a director or officer of the Company, serves at the Company’s request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, against liability asserted against or incurred by him in that capacity or arising from his status as a director or officer, whether or not the Company would have power to indemnify or advance expenses to him against the same liability under this section.  The Company maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of the Company.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

Exhibit No.	Description of Exhibit
4.1	Mines Management, Inc. 2012 Equity Incentive Plan (1)
5.1	Opinion of Davis Graham & Stubbs LLP
23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)
23.2	Consent of Tanner LLC
23.3	Consent of Mine Development Associates Inc.
23.4	Consent of Mine and Quarry Engineering Services, Inc.
24.1	Power of Attorney (included on signature page of this Registration Statement)

(1)  Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2012.

ITEM 9.  UNDERTAKINGS.

(a)                                 The Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)                                 The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, Washington, on January 30, 2013.

MINES MANAGEMENT, INC.

By:	/s/ Glenn M. Dobbs
Name:	Glenn M. Dobbs
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Glenn M. Dobbs and James H. Moore, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits and schedules thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Glenn M. Dobbs
Glenn M. Dobbs	President, Chief Executive Officer and Director (Principal Executive Officer)	February 4, 2013
/s/ James H. Moore
James H. Moore	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	February 4, 2013
/s/ Roy G. Franklin
Roy G. Franklin	Director	February 4, 2013

/s/ Robert L. Russell
Robert L. Russell	Director	February 4, 2013

/s/ Jerry G. Pogue
Jerry G. Pogue	Director	February 4, 2013

/s/ Russell C. Babcock
Russell C. Babcock	Director	February 4, 2013

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Mines Management, Inc. 2012 Equity Incentive Plan (1)
5.1	Opinion of Davis Graham & Stubbs LLP
23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)
23.2	Consent of Tanner LLC
23.3	Consent of Mine Development Associates Inc.
23.4	Consent of Mine and Quarry Engineering Services, Inc.
24.1	Power of Attorney (included on signature page of this Registration Statement)

(1)  Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2012.